Exhibit 99.1

Inphi Appoints Ford Tamer Chief Executive Officer

Former CEO Young Sohn Retires

SANTA CLARA, February 1, 2012 - Inphi Corporation (NYSE: IPHI), a leading provider of high-speed analog semiconductor solutions for the communications and computing markets, today announced the appointment of Ford Tamer as Chief Executive Officer for Inphi effective immediately.

Tamer brings to Inphi over twenty years of experience building successful technology businesses, with particular expertise in the semiconductor sector. Prior to joining Inphi, Tamer served as CEO of Telegent Systems, Senior VP and General Manager of Broadcom’s Infrastructure Networking Group, which he grew to $1.2 billion in revenue in five years, CEO of Agere Inc. which was acquired by Lucent Microelectronics, and VP at Agere Systems. Tamer was also a partner at Khosla Ventures, where he assisted in the growth of cleantech and IT businesses. Tamer holds an M.S. and Ph.D. in engineering from MIT. He serves as Chairman of Sentons Inc.

“I look forward to working with the Inphi team, and leverage Inphi’s position in computing and networking, to drive the next stage of the company’s growth,” said Tamer. “Inphi’s core competencies in advanced analog circuit design, signal integrity, power management, packaging, and process technologies should bolster the company’s ability to pursue solid growth in the years ahead.”

Tamer succeeds Young K. Sohn, President and CEO, who will stay on as a senior adviser to the company during this transition. Sohn, who is retiring from Inphi, will not seek re-election as a director at Inphi’s forthcoming 2011 annual general meeting of stockholders that is expected to take place in May 2012.

“I am proud to have been so closely involved in building Inphi’s position as a leading provider of high-speed interface products that enable Cloud infrastructure, and I’m confident in Ford’s ability to take the company to the next level,” said Young Sohn. “Ford’s expertise in the semiconductor space makes him well suited to take over the leadership position at Inphi and drive long-term growth to improve shareholder value.”

“Young has played a significant role in the creation and successful development of Inphi over the past five years, resulting in its successful initial public offering in November 2010 and the company’s strong competitive market position today,” said Dado Banatao, Chairman of Inphi. “We thank him for his leadership and years of service to Inphi and wish him well in his retirement.”

About Inphi

Inphi Corporation is a leading provider of high-speed analog semiconductor solutions for the communications and computing markets, providing high signal integrity at leading-edge data speeds that are designed to address bandwidth bottlenecks in networks, minimize latency in computing environments and enable the rollout of next generation communications infrastructure. Inphi’s solutions provide a vital interface between analog signals and digital information in high-performance systems, such as telecommunications transport systems, enterprise networking equipment, enterprise and data center servers, storage platforms, test and measurement equipment and military systems. To learn more about Inphi, visit www.inphi.com.

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Cautionary Note Concerning Forward-Looking Statements

Statements in the press release which are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements may be identified by terms such as believe, expect, may, will, provide, could, and should, and the negative of these terms or other similar expressions. These statements, include statements relating to expectations of our growth, future success for various products, the demand for our solutions, our ability to enable the rollout of next generation products, and other operating prospects. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including: the Company’s ability to sustain profitable operations due to its history of losses and accumulated deficit; dependence on a limited number of customers for a substantial portion of revenue and lack of long-term purchase commitments from our customers; product defects; risk related to intellectual property matters, lengthy sales cycle and competitive selection process; lengthy and expensive qualification process; ability to develop new or enhanced products in a timely manner; development of the markets that the Company targets; market demand for the Company’s products, reliance on third parties to manufacture, assemble and test products; ability to compete and other risks inherent in fabless semiconductor businesses. In addition, actual results could differ materially due to changes in tax rates or tax benefits available, changes in claims that may or may not be asserted, as well as changes in pending litigation. For a discussion of these and other related risks, please refer to Inphi Corporation’s recent SEC filings, including its proxy statement, annual report and SEC forms 10-K, 10-Q and 8-K for the past year , as amended, which are available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Inphi Corporation undertakes no obligation to update forward-looking statements for any reason, except as required by law, even as new information becomes available or other events occur in the future.

Inphi, the Inphi logo and Think fast are registered trademarks of Inphi Corporation. iMB and iPHY are trademarks of Inphi Corporation. All other trademarks used herein are the property of their respective owners.

Public Relations Contact:

Kim Markle

Inphi

408-217-7329

kmarkle@inphi.com